UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 29, 2010
Life Technologies Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25317	33-0373077

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

5791 Van Allen Way, Carlsbad, CA	92008

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (760) 603-7200
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 29, 2010, the Company determined and internally announced that, effective January 1, 2011, Mr. Bernd Brust will transition from his current role as the Company’s President, Commercial Operations, to the role of President, Molecular Medicine. The Molecular Medicine business unit was formed to allow the company to further develop its strategies in molecular medicine and the eventual transition of next generation sequencing into the clinic. Mr. Brust will work with the Company’s recently appointed Chief Medical Officer, Dr. Paul Billings, and the other members of the Company’s Molecular Medicine team in support of the Company’s position as a leader in the molecular medicine arena with translational researchers and medical professionals, represent the clinical value proposition of Life Technologies’ diagnostic products and technologies to physicians, payers, patients and regulators, and further expand the Company’s product and service offerings. Mr. Brust will continue to report directly to the Company’s Chief Executive Officer, Gregory Lucier.
The Company also announced internally that Nicolas Barthelemy, who has led the Company’s Cell Systems division since November 2008, will assume the role of President of Commercial Operations for the Company, effective January 1, 2011. Mr. Barthelemy has a strong background and experience for the role, including years of operations and commercial experience and a proven track record of driving key initiatives that have contributed greatly to the Company’s growth over the past several years.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFE TECHNOLOGIES CORPORATION (Registrant)
By:	/s/ John A. Cottingham
Chief Legal Officer

Date: December 2, 2010